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                                                                   EXHIBIT 5.1

                      OPINION OF FOSTER PEPPER & SHEFELMAN

June 5, 1996


Board of Directors
Washington Mutual, Inc.
1201 Third Avenue
Seattle, Washington  98101

Ladies and Gentlemen:

         We have acted as counsel for Washington Mutual, Inc., a Washington corporation (the "Company") in connection with the proposed merger (the "Merger") of Utah Federal Savings Bank ("Utah Federal") with and into Washington Mutual Bank fsb, a wholly-owned subsidiary of the Company ("WMBfsb"), in accordance with the terms of that certain Agreement for Merger dated as of February 29, 1996 among the Company, WMBfsb and Utah Federal (the "Merger Agreement") and the preparation and filing of a Registration Statement ("Registration Statement") on Form S-4 under the Securities Act of 1933, as amended, for up to 555,536 shares (the "Shares") of the Company's common stock, no par value per share, that are issuable to shareholders of Utah Federal as consideration for the surrender of their shares of Utah Federal common stock in the Merger. We have examined the Registration Statement, the Merger Agreement and such other documents and records as we deem necessary for the purpose of this opinion.

         Based on the foregoing, we are of the opinion that upon the issuance of the Shares in accordance with the terms of the Merger Agreement and the Registration Statement, the Shares will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement and to the reference to our firm in the Proxy Statement/Prospectus included in the Registration Statement under the caption entitled "Legal Matters."

                   Very truly yours,

                   FOSTER PEPPER & SHEFELMAN

                   /s/ Robert C. Seidel